Exhibit 99.2	Terra Industries Inc. 600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Industries Inc. announces program to
buy back 10% of its common stock
Sioux City, Iowa (April 27, 2006)— Terra Industries Inc. (NYSE: TRA) announced today that its board of directors approved a stock buyback program under which Terra could repurchase up to 10 percent of its outstanding common stock. Terra has approximately 95 million shares outstanding; consequently, the buyback would represent a maximum reduction in Terra’s outstanding shares of 9.5 million common shares.
The stock buyback program will be conducted on the open market, in private transactions or otherwise at such times prior to June 30, 2008, and at such prices, as determined appropriate by Terra and in accordance with applicable legal and regulatory requirements. Purchases may be commenced or suspended at any time without notice.
Michael L. Bennett, Terra’s President and CEO said, “While our first quarter results were disappointing, we expect a more vigorous second quarter. Our board of directors decided to put in place this stock buyback program based on our March 31, 2006, consolidated cash balances of $92 million and an expectation that future cash flows will accommodate the buyback as well as other initiatives, including expansions to our Trinidad production capacities. We are comfortable with the company’s current debt levels and, at some future date, expect to refinance that debt at lower rates and acceptable costs.
“Based on the value of Terra’s shares relative to other industry assets, we believe a stock buyback will be a good investment for our stockholders. We plan to execute the stock buyback program in a manner that provides the maximum value to all Terra stockholders.”
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.